Exhibit 5.1

December 6, 2011

Official Payments Holdings, Inc.
11130 Sunrise Valley Drive
Suite 300
Reston, VA 20191

Re:	Official Payments Holdings, Inc. Employment Inducement Stock Option Awards
           to Alex P. Hart and Jeff Hodges

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Official Payments Holdings, Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 350,000 shares of the Company’s common stock, $0.01 par value per share, of which (i) 100,000 shares (the “Hart Shares”) are issuable upon exercise of a stock option granted by the Company on August 16, 2010 to Alex P. Hart, President and CEO of the Company, as an inducement material to Mr. Hart’s entering employment with the Company (the “Hart Option”) and (ii) 250,000 shares (the “Hodges Shares,” and together with the Hart Shares, the “Shares”), are issuable upon exercise of a stock option granted by the Company on June 13, 2011 to Jeff Hodges, Chief Financial Officer of the Company, as an inducement material to Mr. Hodges’ entering employment with the Company (the “Hodges Option,” and together with the Hart Option, the “Options”).

I have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the stock option agreements entered into between the Company and Messrs. Hart and Hodges relating to the Options (the “Stock Option Agreements”) to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Stock Option Agreements, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Keith S. Omsberg

Keith S. Omsberg
Vice President, General Counsel and Secretary

11130 Sunrise Valley Drive • Suite 300 • Reston, VA 20191 • Ph: 571-382-1000 • Fax: 571-382-1384

www.tier.com